As filed with the Securities and Exchange Commission on July 16, 2009

Registration Statement No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORTHERN OIL AND GAS, INC.
(Exact name of registrant as specified in its charter)

Nevada	95-3848122
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

315 Manitoba Avenue, Suite 200
Wayzata, Minnesota 55391
 (Address of Principal Executive Offices)

NORTHERN OIL AND GAS, INC. 2009 EQUITY INCENTIVE PLAN
(Full title of the plan)

MICHAEL REGER
CHIEF EXECUTIVE OFFICER
315 MANITOBA AVENUE, SUITE 200
WAYZATA, MINNESOTA 55391
(952) 476-9800
(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer  ☐                                                                         Accelerated Filer  ☒
Non-Accelerated Filer  ☐                                                                           Smaller Reporting Company  ☐
             (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common stock , par value $0.001 per share	3,000,000 (1)	$ 5.19	$ 15,570,000	$ 869
_______________
(1)
Represents shares of Registrant’s common stock reserved for issuance pursuant to awards granted under the  Northern Oil and Gas, Inc. 2009 Equity Incentive Plan.  In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued pursuant to the 2009 Equity Incentive Plan to prevent dilution from stock splits, stock dividends, recapitalization or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee under Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices of such common stock as reported on the NYSE Amex Equities Market on July 10, 2009.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company will send or give the documents containing the information specified in Part I of Form S-8 to participants in the Northern Oil and Gas, Inc. 2009 Equity Incentive Plan (the “2009 Plan”) as specified by the Commission Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference.

The following documents are hereby incorporated by reference in this Registration Statement:

(a)
Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009, as amended by Form 10-K/A filed with the SEC on April 30, 2009, Form 10-K/A filed with the SEC on May 18, 2009 and Form 10-K/A filed with the SEC on June 24, 2009.

(b)	All other reports filed by the Registrant pursuant to Section 13(a) and 15(d) of the Exchange Act since the end of the fiscal year referred to in (a) above.

(c)	The description of our common stock contained in our Registration Statement on Form SB-2 (No. 333-146596), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to the registration statement of which this Prospectus is a part which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents (but this shall not include any document that is merely furnished to the Commission).

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 78.7502(1) of the Nevada Revised Statutes empowers us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of our company) by reason of the fact that he or she is or was a director, officer, employee or agent of our company, or is or was serving at our request as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 78.138 of the Nevada Revised Statutes provides that, with certain exceptions, a director or officer is not individually liable to us or our stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and (ii) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502(2) of the Nevada Revised Statutes empowers us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our favor by reason of the fact that he or she acted in any of the capacities described above in the discussion of Section 78.7502(1), against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those mentioned above in the discussion of Section 78.7502(1), except that no indemnification may be made in respect of any claim, issue or matter as to which he or she shall have been adjudged by a court of competent jurisdiction to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the Nevada Revised Statutes also provides that to the extent a director or officer of our company has been successful in the defense of any action, suit or proceeding of the type mentioned above in the discussion of Section 78.7502(1) or (2), or in the defense of any claim, issue or matter in the litigation, he or she will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense.

Our articles of incorporation require us to indemnify, to the fullest extent permitted by the General Corporation Law of Nevada, any and all persons that we have the power to indemnify under such law against all expenses, liabilities or other matters referred to in, or covered by, such law. Our articles of incorporation also provide that we may purchase and maintain insurance for the benefit of any person covered by the foregoing indemnification against any liability asserted against him or her and incurred by him or her in any capacity for which indemnification is permitted under the General Corporation Law of Nevada, or any liability arising out of such status, whether or not we would have the power to indemnify him or her against such liability.

Our bylaws also contain provisions relating to indemnification of our directors, officers, employees and agents, however the provisions in our articles of incorporation supersede such bylaws provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

All Exhibits are listed in the Exhibit Index at the end of this Part II.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

* * *
(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
* * *
(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on July 16, 2009.

Northern Oil and Gas, Inc.

By: /s/  Michael L. Reger
Name:   Michael L. Reger
Title:   Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and officers of Northern Oil and Gas, Inc., a Nevada corporation (the “Company”), hereby constitutes and appoints, Michael L. Reger and Ryan R. Gilbertson, or either of them or their successors as officers of the Company acting singly, the true and lawful agents and attorneys of the undersigned, with full power of substitution and resubstitution, to do all things and to execute all instruments which any of them may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration under said Act on Form S-8 of a total of 3,000,000 shares of common stock reserved for issuance under the Company's 2009 Equity Incentive Plan (the “2009 Plan Shares”).  This authorization includes the authority to sign the name of each of the undersigned in the capacities indicated below to the said proposed Registration Statement to be filed in respect of said 2009 Plan Shares, and to any amendments (including post-effective amendments) to said proposed Registration Statement after this date.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date

/s/ Michael L. Reger	Chief Executive Officer, Director and Secretary	July 16, 2009
Michael L. Reger

/s/ Ryan R. Gilbertson	Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, Director	July 16, 2009
Ryan R. Gilbertson

/s/ Loren J. O’Toole	Director	July 16, 2009
Loren J. O’Toole

/s/ Carter Stewart	Director	July 16, 2009
Carter Stewart

/s/ Jack King	Director	July 16, 2009
Jack King

/s/ Robert Grabb	Director	July 16, 2009
Robert Grabb

/s/ Lisa Bromiley Meier	Director	July 16, 2009
Lisa Bromiley Meier

EXHIBIT INDEX

Exhibit No.	Description	Reference
3.1	Composite Articles of Incorporation of Northern Oil and Gas, Inc.	Incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K/A (Amendment No. 3) filed with the Securities and Exchange Commission on June 24, 2009.
3.2	Bylaws of Northern Oil and Gas, Inc., as amended	Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2007.
4.1	Specimen Stock Certificate of Northern Oil and Gas, Inc.	Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 11, 2007, as amended, File No. 333-143648.
5.1	Opinion of Faegre & Benson LLP	Filed herewith.
10.1	Northern Oil and Gas, Inc. 2009 Equity Incentive Plan	Filed herewith.
23.1	Consent of Faegre & Benson LLP	Filed herewith as part of Exhibit 5.1.
23.2	Consent of Independent Registered Public Accounting Firm Mantyla McReynolds LLC	Filed herewith.
23.3	Consent of Ryder Scott Company, L.P., independent consulting petroleum engineers	Filed herewith.
24.1	Powers of Attorney	Included on the signature page hereto.